Exhibit 5.1
January 3, 2007
Petróleo Brasileiro S.A. – Petrobras
Avenida República do Chile, 65
20031-912 Rio de Janeiro—RJ
Brazil
Petrobras International Finance Company
4th Floor, Harbour Place
103 South Church Street
George Town, Grand Cayman
Cayman Islands
Ladies and Gentlemen:
     I am the General Counsel of Petróleo Brasileiro S.A. – Petrobras (“Petrobras”), a sociedade de economia mista organized under the laws of the Federative Republic of Brazil (“Brazil”). This opinion is being furnished to you in connection with the Amended and Restated Standby Purchase Agreement (the “Standby Purchase Agreement”) to be dated at or around the date the Exchange Offers are settled, by and among Petrobras, as Standby Purchaser, and The Bank of New York, a New York banking corporation, as successor to JPMorgan Chase Bank, as trustee (the “Trustee”) under the Indenture (the “Original Indenture”) dated July 19, 2002 by and between Petrobras’ wholly-owned subsidiary, Petrobras International Finance Company (“PIFCo”), and JPMorgan Chase Bank. The Standby Purchase Agreement relates to the U.S.$500,000,000 6.125% Global Notes due 2016 (the “Notes”) to be issued by PIFCo, under the Amended and Restated Fifth Supplemental Indenture, to be dated at or around the date the Exchange Offers are settled, by and among PIFCo, the Trustee and Petrobras (the “Fifth Supplemental Indenture,” and the Original Indenture, as supplemented by the Fifth Supplemental Indenture, the “Indenture”).
     For the purpose of rendering this opinion, I have examined the execution copies or copies certified to my satisfaction of the following documents:
(i)	the Original Indenture;

(ii)	a form of the Fifth Supplemental Indenture;

(iii)	a form of the Standby Purchase Agreement;

(iv)	the Estatuto Social of Petrobras;

(v)	resolutions of the board of directors and board of executive officers of Petrobras authorizing the signing of each Transaction Document to which Petrobras is a party;

(vi)	an Officer’s Certificate of Petrobras; and

(vii)	such other documents, records and matters of law as I have deemed necessary.
     In rendering the foregoing opinions, I have assumed the authenticity of all documents represented to me to be originals, the conformity to original documents of all copies of documents submitted to me, the accuracy and completeness of all corporate records made available to me and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so.
     Based on the foregoing and subject to the qualifications and limitations hereinafter specified, I am of the opinion that:
(i)	Petrobras has been duly incorporated and is validly existing as a mixed-capital company and is in good standing under the laws of Brazil.

(ii)	Petrobras has all power and authority to enter into and perform its obligations under the Standby Purchase Agreement.

(iii)	The execution, delivery and performance of the Standby Purchase Agreement have been duly authorized by the board of executive officers of Petrobras.
     I express no opinion as to any matter which may be, or which purports to be, governed by the laws of any jurisdiction other than the laws of Brazil.
     This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     I hereby consent to the use of my name in the prospectus constituting a part of the Registration Statement, and in any prospectus supplements related thereto, under the heading “Legal Matters” as counsel who has passed on certain matters of Brazilian law relating to the Notes, the Indenture and the Standby Purchase Agreement, and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Esio Costa Junior
Esio Costa Junior
p.p. General Counsel of Petróleo
Brasileiro S.A.-PETROBRAS

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